EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                          TROY ACQUISITION CORPORATION

                                       I.

          The name of this corporation is TROY ACQUISITION CORPORATION.

                                       II.

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

     The name and address in the State of California for this corporation's initial agent for service of process is Patrick Boyd, 19900 MacArthur Boulevard, Suite 660, Irvine, California 92612.

                                       IV.

     This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 50,000,000.

                                       V.

     No director of this corporation shall be personally liable for monetary damages in any action brought by or in the right of the corporation for breach of such director's duties to the corporation or its shareholders; provided, however, that the foregoing shall not limit or eliminate the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of the law, (ii) for acts or omissions that a


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director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) with regard to contracts or obligations described under Section 310 of the California Corporations Code, as amended or (vii) under Section 316 of the California Corporations Code. Additionally, the foregoing limitation of liability shall not limit the liability of a director for any act or omissions occurring prior to the date when this provision becomes effective and this limitation of liability shall not eliminate or limit the liability of an officer for any act or omission as an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper have been ratified by the directors.

                                       VI.

     This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

     Any amendment, repeal, or modification of any provisions of this Article VI shall not adversely affect any rights or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

February 14, 2000          /s/Patrick R. Boyd
                           ------------------
                           Patrick R. Boyd, Incorporator


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